Exhibit 99.1

NEWS RELEASE

Release Time:	5:00 p.m. CST
Contact:	Susan Blair, (501) 978-2217
Date:	December 12, 2008

Bank of the Ozarks, Inc. Issues Preferred Stock

Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced that it has issued to the U.S. Department of the Treasury $75 million of Fixed Rate Cumulative Perpetual Preferred Stock and a warrant to purchase 379,811 shares of the Company’s common stock at an exercise price of $29.62 per share. This transaction, which closed today, is part of the U.S. Treasury’s Capital Purchase Program to invest equity in the nation’s healthy banks.

The $75 million of proceeds from the issuance of the preferred stock and the warrant will be accounted for as Tier 1 capital. Bank of the Ozarks, Inc.’s total risk based capital ratio was 12.35% as of September 30, 2008, well above the regulatory requirement of 10% for well capitalized banks. All of the Company’s regulatory capital ratios will be further enhanced as a result of the issuance of the preferred stock and warrant.

“This is a cost effective source of capital which may allow us to expand lending, increase investments, and take advantage of other strategic opportunities,” stated George Gleason, Chairman and Chief Executive Officer. During the first nine months of 2008, the Company earned net income of $25.4 million, resulting in an annualized return on average assets of 1.14% and an annualized return on average stockholders’ equity of 16.23%. During the first nine months of 2008, the Company continued to serve its customers and expand its business, increasing loans and leases at a 13.1% annualized rate and deposits at a 15.8% annualized rate.

The Company also announced that it has elected to participate in the FDIC’s Temporary Liquidity Guarantee Program, including (i) the Transaction Account Guarantee Program, which provides full FDIC coverage of non-interest bearing deposit and certain other transaction accounts regardless of dollar amount through December 31, 2009 and (ii) the Debt Guarantee Program, which provides an FDIC guarantee on unsecured debt issued on or before June 30, 2009. The FDIC guarantee under the Debt Guarantee Program expires at the earlier of the maturity date of the debt or June 30, 2012. While the Company has no current plans to issue debt under the Debt Guarantee Program, the Company elected to participate in the program to further expand its potential secondary sources of liquidity.

FORWARD LOOKING STATEMENTS

This release contains forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future, including the possibility the Company may expand lending, increase investments and take advantage of other strategic opportunities and its current absence of plans to issue debt under the Debt Guarantee Program. Actual results may differ materially from those projected in such forward looking statements due to various factors including those identified in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2007 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. is a bank holding company with $3.1 billion in total assets as of September 30, 2008 and trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 73 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and loan production offices in Little Rock, Arkansas, and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.